FORUM ETF TRUST
Three Canal Plaza, Suite 600
Portland, Maine 04101

OFFICER'S CERTIFICATE

I, Zachary Tackett, do hereby certify that I am duly elected and acting Vice President and Secretary of Forum ETF Trust (the "Trust"), a Delaware statutory trust, and I further certify that the following resolutions were approved at the Board of Trustees meeting on March 24, 2016:

RESOLVED, that the Trust's joint participation in a fidelity bond (the "Bond"), as required by Rule 17g-1 under the Investment Company Act of 1940, as amended ("1940 Act"), for the one-year period ending May 1, 2017, be, and it hereby is, approved, confirmed and ratified, after consideration of all factors deemed relevant by the Board, including the Independent Trustees, including, but not limited to, (i) the aggregate coverage of the Bond in an amount of $3,950,000; (ii) the expected value of the aggregate assets of the Trust to which any trustee, officer or employee of the Trust may have access; (iii) the type and terms of the arrangements made for the custody and safekeeping of the assets of the Trust; and (iv) the nature of the securities in the Trust's funds be, and it hereby is, approved; and it is further

RESOLVED, that the portion of the total premium to be paid by the Trust for the Bond be, and it hereby is, approved, confirmed and ratified as discussed at this Meeting, after consideration of all factors deemed relevant by the Board, including the Independent Trustees, including, but not limited to, (i) the nature of the business of the Trust and other parties to the Bond, (ii) the number of other parties to the Bond named as insured, (iii) the amount of the Bond, (iv) the amount of the premium paid for the Bond, (v) the ratable allocation of the premium among the parties named as insured under the bond, and (vi) the extent to which the portion of the total premium paid by the Trust is less than the premium it would have paid to maintain a single insured bond; and it is further

RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized to increase the amount of the Bond coverage from time to time to ensure adequate coverage based, among other things, upon the value of the Trust's assets and to enable the Trust to remain in compliance with the 1940 Act and the rules promulgated thereunder; and it is further

RESOLVED, that the Secretary of the Trust and his or her designee be, and each of them hereby is, authorized and directed to make all necessary filings and give all notices and information with respect to the Bond as required by paragraph (g) of Rule 17g-1 promulgated under the 1940 Act.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 30th day of June 2016.

/s/ Zachary R. Tackett
Zachary R. Tackett, Esq.
Vice President and Secretary of the Trust